                                  AMENDMENT TO
              COMBINED OFFERING CIRCULAR, CONSENT SOLICITATION AND
                 DISCLOSURE STATEMENT SOLICITING ACCEPTANCES OF
                      A PREPACKAGED PLAN OF REORGANIZATION

                                 [ALAMOSA LOGO]


                            ALAMOSA HOLDINGS, INC.
                           ALAMOSA (DELAWARE), INC.
                               OFFER TO EXCHANGE
                11.0% SENIOR NOTES DUE 2010 AND PREFERRED STOCK
                                 FOR ALL OF OUR
             12.5% SENIOR NOTES DUE 2011 (CUSIP NO. 011588AB6) AND
              13.625% SENIOR NOTES DUE 2011 (CUSIP NO. 011588AD2)

            12.0% SENIOR DISCOUNT NOTES DUE 2009 AND PREFERRED STOCK
                                 FOR ALL OF OUR
         12.875% SENIOR DISCOUNT NOTES DUE 2010 (CUSIP NO. 011593AA8)

AND SOLICITATION OF CONSENTS TO AMENDMENTS TO THE EXISTING NOTES AND FOR
            ACCEPTANCES OF A PREPACKAGED PLAN OF REORGANIZATION FROM
          ALL NOTEHOLDERS UNDER THE PREPACKAGED PLAN OF REORGANIZATION

-------------------------------------------------------------------------------
THE EXCHANGE OFFERS AND SOLICITATION OF ACCEPTANCES OF THE PREPACKAGED PLAN OF REORGANIZATION WILL NOW EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 29, 2003, UNLESS EXTENDED BY US (THE "EXPIRATION DATE"). TENDERED EXISTING NOTES
               MAY ONLY BE WITHDRAWN PRIOR TO THE CONSENT DATE.
-------------------------------------------------------------------------------

     This Amendment (this "Amendment") supplements and amends our Combined Offering Circular, Consent Solicitation and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization (the "Disclosure Statement"), dated September 12, 2003, along with the accompanying Letter of Transmittal and Ballots. Unless otherwise defined herein, capitalized terms used herein have the same meanings as in the Disclosure Statement. Except as set forth herein, the terms and conditions of the Restructuring Transactions remain as set forth in the Disclosure Statement.

     We are amending the consideration offered to Noteholders in the Exchange Offers and Prepackaged Plan by changing the terms of the Preferred Stock and eliminating the CVRs. The terms of the New Notes remain unchanged. The changes to the terms of the Preferred Stock are described more fully under "New Terms of the Preferred Stock," and are summarized as follows: (i) the annual dividend rate has been increased from 4.5% beginning July 31, 2008 to 7.5% beginning on the issue date; (ii) on or prior to July 31, 2008, dividends will be paid, at our option, in (w) cash, (x) shares of Series C Convertible Preferred Stock (the "Dividend Preferred Stock" and together with the Preferred Stock, the "Preferred Shares") valued at the Base Amount of $250 per share, (y) shares of Parent common stock valued at the average closing price of Parent's common stock for the five (5) consecutive trading days prior to the dividend record date or (z) a combination thereof; (iii) after July 31, 2008, dividends will be paid only in cash at the 7.5% annual rate; (iv) the Base Amount for the Preferred Shares will remain constant at $250 per share rather than increasing until July 31, 2008 at an annual rate of 6.0% compounded quarterly; (v) the Company may redeem the Preferred Shares after the third anniversary of the date of original issuance at an initial redemption price of 125% of the Base Amount plus accrued and unpaid dividends declining 5% annually to 100% after the eighth anniversary; and (vi) the provision requiring all holders of the Preferred Stock to convert their shares to common stock if two-thirds of the holders had so converted has been eliminated. Previously the Preferred Stock was not redeemable before July 31, 2013. The terms of the Dividend Preferred Stock will be identical to the terms of the Preferred Stock as amended herein, including the payment of dividends and the liquidation preference, except that the Dividend Preferred Stock will have an initial conversion price of $4.25 per share as opposed to $3.40 per share for the Preferred Stock.

     The CVRs are no longer part of the Exchange Consideration and will not be issued under the Exchange Offers or the Prepackaged Plan. Accordingly, Preferred Stock will be issued instead of Units.

     IN ADDITION TO THE NOTEHOLDERS HOLDING APPROXIMATELY 45% OF THE EXISTING NOTES WHO PREVIOUSLY EXECUTED AGREEMENTS TO SUPPORT THE RESTRUCTURING TRANSACTIONS AND HAVE RECONFIRMED THEIR SUPPORT FOR THE RESTRUCTURING TRANSACTIONS AS AMENDED HEREIN, NOTEHOLDERS HOLDING APPROXIMATELY AN ADDITIONAL 23% PRINCIPAL AMOUNT OF THE EXISTING NOTES HAVE ALSO EXECUTED SIMILAR AGREEMENTS TO TENDER THEIR EXISTING NOTES IN THE EXCHANGE OFFERS AND VOTE IN FAVOR OF THE PREPACKAGED PLAN, AS MODIFIED HEREIN. AS A RESULT, NOTEHOLDERS HOLDING MORE THAN 68% IN AGGREGATE PRINCIPAL AMOUNT OF THE EXISTING NOTES HAVE COMMITTED TO TENDER THEIR EXISTING NOTES IN THE EXCHANGE OFFERS AND VOTE IN FAVOR OF THE PREPACKAGED PLAN.

THE BOARDS OF DIRECTORS OF PARENT AND ALAMOSA DELAWARE RECOMMEND THAT NOTEHOLDERS ACCEPT THE EXCHANGE OFFERS, CONSENT TO THE PROPOSED AMENDMENTS AND VOTE IN FAVOR OF THE PREPACKAGED PLAN.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      The Exchange Agent and the Information Agent for the Exchange Offers and Voting Agent for the solicitation of acceptances of the Prepackaged Plan is:

                        Wells Fargo Bank Minnesota, N.A.

SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THE DISCLOSURE STATEMENT FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER BEFORE MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFERS OR VOTING ON THE PREPACKAGED PLAN.

                The date of this Amendment is October 15, 2003.

                          FORWARD-LOOKING STATEMENTS

     The information presented in this Supplement and in the Disclosure Statement includes forward-looking statements in addition to historical information. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "targets," "potential" or "continue" or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statement as a result of various factors, including those contained in the section entitled "Risk Factors" and other sections of the Disclosure Statement, including the documents incorporated by reference therein. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We expressly disclaim a duty to update any of the forward-looking statements.

          NEGOTIATIONS WITH NOTEHOLDERS AND BACKGROUND TO AMENDMENTS

     On September 22, 2003, the Company held an open investor call to discuss the terms of the Exchange Offers and the Prepackaged Plan. Subsequent to this call, certain Noteholders claiming to represent holders of approximately 39% of the Senior Discount Notes expressed their concern regarding certain terms of the Restructuring Transactions and indicated that they opposed the Restructuring Transactions as originally contemplated. In response, the Company negotiated with these Noteholders concerning the terms on which they would be willing to support a restructuring. On October 8, 2003, the Company and these Noteholders agreed in principle to the amendments to the Exchange Consideration described in this Amendment as a result of which such Noteholders agreed to support the Restructuring Transactions subject to obtaining the concurrence of the Noteholders' Committee. Subsequently, the members of the Noteholders Committee who had previously agreed to support the original Restructuring Transactions confirmed their support for the Restructuring Transactions as amended.


                  MODIFICATIONS TO THE EXCHANGE CONSIDERATION

     The terms of the Exchange Offers and the Prepackaged Plan are hereby modified so that one share of Preferred Stock will be issued in lieu of each Unit that would have been issued pursuant to the original terms of the Exchange Offers and the Prepackaged Plan as set forth in the Disclosure Statement. No CVRs will be issued under the Exchange Offers or the Prepackaged Plan. The terms of the Preferred Stock are modified as set forth below. The terms of the Exchange Offers and the Prepackaged Plan otherwise remain unchanged.


                       NEW TERMS OF THE PREFERRED STOCK

     The following is a summary of the material changes to the terms and provisions of the Preferred Stock that are amended by this Supplement and amend the terms of the Exchange Offers and the Prepackaged Plan. Except as set forth below, the terms of the Preferred Stock continue to be as described in the Disclosure Statement. The terms of the Dividend Preferred Stock will be identical to the terms of the Preferred Stock (as amended herein) except that the Dividend Preferred Stock will have an initial conversion price of $4.25 per share as opposed to $3.40 per share for the Preferred Stock. The terms of the Preferred Stock are more completely described in the certificate of designation establishing the Preferred Stock.


MATERIAL NEW TERMS OF THE PREFERRED STOCK

     Under the original terms of the Exchange Offers and the Prepackaged Plan, holders of Preferred Stock would have been entitled to receive cumulative cash dividends at a rate of 4.5% per year of the liquidation preference (the "Base Amount") after July 31, 2008 (the "Preferred Adjustment Date"). Pursuant to the amendments described herein, holders of Preferred Stock will be entitled to receive cumulative dividends on the Preferred Stock at a rate of 7.5% per year of the Base Amount of $250 per share, commencing on the completion of the Exchange Offers or the Prepackaged Plan. Dividends on the Preferred Stock will be payable quarterly in arrears on the last calendar day of each January, April, July and October, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"), beginning on the first Dividend Payment Date immediately following the consummation of the Exchange Offers or the Prepackaged Plan.

     On or prior to the Preferred Adjustment Date, Parent will have the option to pay dividends on the Preferred Stock in either (i) cash, (ii) Dividend Preferred Stock, (iii) shares of Parent common stock or (iv) a combination thereof. Following the Preferred Adjustment Date, dividends on the Preferred Stock will be payable in cash only.

     Under the original terms of the Exchange Offers and the Prepackaged Plan, the "Base Amount" per share of Preferred Stock would have been $250 at the time of issuance of the Preferred Stock and would have accrued daily and compounded quarterly at an annual rate of 6.0% until the Preferred Adjustment Date. Pursuant to the amendments described herein, the Base Amount will be $250 at all times.

     Holders of the Preferred Stock will be entitled to receive, when and as authorized by Parent's board of directors, out of funds legally available for the payment of dividends, cumulative dividends at an annual rate of 7.5% of the Base Amount. Such dividends will accrue daily and be payable quarterly in arrears on the applicable Dividend Payment Date, commencing on the first Dividend Payment Date after the original issuance of the shares of Preferred Stock.

     On any Dividend Payment Date on or prior to the Preferred Adjustment Date, Parent may elect to pay dividends accrued on the shares of Preferred Stock (i) in cash, out of legally available funds, (ii) in shares of Dividend Preferred Stock, (iii) in shares of Parent common stock, or (iv) in any combination of cash, Dividend Preferred Stock or Parent common stock provided, that the form of the dividend and, if Parent elects to pay the dividend in a combination of forms, the relative amount of each such form, shall be identical for each share of Preferred Stock except to the extent otherwise required to satisfy fractional shares of Parent common stock or Dividend Preferred Stock. The number of shares of Dividend Preferred Stock to be issued in payment of dividends will be calculated valuing such shares at the Base Amount of $250 per share. The Parent common stock for such payment will be valued at the average closing price of Parent's common stock for the five (5) consecutive trading days prior to the record date for such dividend (the "Market Value").

     In the event the number of shares of Dividend Preferred Stock to be issued is not a whole number, in lieu of issuing fractional shares, we will, at our sole option, either (i) increase the number of shares to be issued up to the nearest whole share or (ii) reduce the number of shares down to the nearest whole share and substitute a cash payment equal to the Base Amount of $250 per share allocable to such fractional share of Dividend Preferred Stock. In lieu of any fractional shares of Parent common stock to be issued in connection with a Preferred Stock dividend, we will, at our sole option, either (i) increase the number of shares to be issued up to the nearest whole share, or (ii) reduce the number of shares down to the nearest whole share and substitute a cash payment equal to the Market Value allocable to such fractional share of Parent common stock.

     Following the Preferred Adjustment Date, dividends on the Preferred Stock will be payable in cash only.

     Under the original terms of the Exchange Offers and the Prepackaged Plan, if holders of 66 2/3% of the Preferred Stock converted their Preferred Stock into Parent common stock, then all the remaining shares of Preferred Stock would automatically be converted into Parent common stock. Pursuant to the amendments described herein, we have eliminated this automatic conversion mechanism with respect to the Preferred Stock.

     If less than 50% of the shares of Preferred Stock originally issued remain outstanding Parent may not, without the affirmative vote of holders of at least two-thirds of the outstanding Preferred Stock voting separately as one class, effect an Event, unless in connection with such Event, either

    o (i) the resulting corporation will thereafter have no class or series of equity securities either authorized or outstanding ranking senior to or on parity with the Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up, except the same number of shares of such equity securities with the same rights, preferences, powers and privileges as the shares of equity securities of Parent that are authorized and outstanding immediately prior to such transaction and (ii) the shares of Preferred Stock will become shares of either the surviving entity, in case of a business combination, or the transferee to which such sale or other disposition is made, having in respect of such surviving entity or transferee, as the case may be, the same proportional interest and the powers, preferences and rights that the Preferred Stock had immediately prior to such transaction; or

    o each share of Preferred Stock is converted into cash in an amount equal to the highest of (i) the value of the consideration such share would have received in connection with such Event on an as-converted basis, and
      (ii) an amount equal to the Base Amount plus any dividends that would have been paid from the time of such conversion to cash until the Preferred Adjustment Date assuming all dividends during such period were paid in kind with Dividend Preferred Stock, plus any accrued and unpaid dividends, as of the time of such conversion to cash.

     The Bank Amendment that the Company will enter into in connection with the Exchange Offers provides an amendment to the restricted payment covenant in the Company's Credit Agreement that would permit the Company to pay dividends or distributions on the shares of Preferred Stock in Dividend Preferred Stock or Parent common stock but not in cash prior to 2008.

     In addition, if any dividends or distributions are paid on Parent common stock (other than a dividend or distribution consisting of Parent common stock), the holders of Preferred Stock will be paid dividends or distributions per share of Preferred Stock in an amount equal to what such holder would have received had it converted its shares into shares of Parent common stock immediately prior to the record date for the payment of such dividend or distribution.

     Parent will prorate and compute any dividend payable for a partial dividend period on the basis of a 360-day year consisting of twelve 30-day months. Parent will pay dividends to holders of record as they appear in its share records at the close of business on the applicable dividend record date.

     No dividend on the Preferred Stock will be authorized or declared or paid or set apart for payment by Parent if such authorization, declaration, payment or setting apart for payment would violate any of its agreements or is restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Preferred Stock will accrue whether or not Parent has earnings, whether or not there are funds legally available for the payment of dividends and whether or not such dividends are authorized by its board of directors. Accumulated but unpaid dividends will cumulate as of the dividend payment date on which they first become payable or on the date of redemption, as the case may be.

     When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) and all other equity securities ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon the Preferred Stock and any other equity securities ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Preferred Stock and such other equity security bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient set apart for payment for all past distribution periods and the then current dividend period:

     o no dividends, other than distributions in kind of Parent common stock or other shares of its equity securities ranking junior to Preferred Stock as to distributions and upon liquidation, may be authorized or paid or set aside for payment, and no other dividend may be authorized or made upon, shares of Parent common stock or any other shares of its equity securities ranking junior to or on a parity with the Preferred Stock as to distributions or upon liquidation (other than pro rata dividends on preferred stock ranking on a parity as to distributions with the Preferred Stock); and

     o no shares of Parent common stock or any other shares of Parent's equity securities ranking junior to or on a parity with the Preferred Stock as to distributions or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Parent or any subsidiary of Parent, except by conversion into or exchange for other shares ranking junior to the Preferred Stock as to distributions and amounts upon liquidation.


OPTIONAL REDEMPTION

     At any time on or after the third anniversary of the date of original issuance of the shares of Preferred Stock, Parent may (subject to contractual and other restrictions, applicable provisions of the Delaware General Corporation Law and the legal availability of funds) redeem for cash, in whole or in part, the shares of Preferred Stock outstanding, at any time or from time to time. The Preferred Stock may not be redeemed at Parent's option prior to the third anniversary of the date of original issuance of the shares of Preferred Stock.


     The certificate of designation of the Preferred Stock will provide that in case of redemption of less than all of the shares of Preferred Stock at the time outstanding, shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by another equitable method determined by Parent in its sole discretion, provided that Parent may redeem all shares held by holders of fewer than 100 shares of Preferred Stock (or by holders that would hold fewer than 100 shares of Preferred Stock following the redemption) prior to its redemption of other shares of Preferred Stock.


     The redemption price (expressed as a percentage of the Base Amount of $250 per share) for any shares of Preferred Stock redeemed pursuant to Parent's optional redemption right (the "Redemption Price") is set forth below, in any case, plus an amount equal to the accrued and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period), without interest thereon, to the date fixed for redemption; provided, however, that if the date of original issue is in 2004, then the percentages applying to years 2006, 2007, 2008, 2009, 2010 and 2011 and thereafter shall instead apply to years 2007, 2008, 2009, 2010, 2011 and 2012 and thereafter.




     REDEMPTION DATE DURING TWELVE-MONTH
 PERIOD BEGINNING ON THE ANNIVERSARY OF THE
     DATE OF ORIGINAL ISSUE IN THE YEAR         REDEMPTION PRICE
--------------------------------------------   -----------------
  2006 .....................................          125%
  2007 .....................................          120%
  2008 .....................................          115%
  2009 .....................................          110%
  2010 .....................................          105%
  2011 and thereafter ......................          100%

     To exercise the optional redemption right described above, Parent must give notice of the optional redemption to holders of the Preferred Stock called for redemption. Parent will give holders notice of Parent's optional redemption:

         o by issuing a press release for publication on the PR Newswire or an equivalent newswire service, if required by and in accordance with the federal securities laws or the rules of any stock exchange on which the Preferred Stock or Parent common stock is listed or traded; and

         o by mail or publication (with subsequent prompt notice by mail), at least 30 but no more than 60 days in advance of the date of the redemption.

     In addition to any information required by applicable law or regulation, the press release (if required) and notice of optional redemption will state, as appropriate:

         o the date of the redemption;

         o the total number of shares of Preferred Stock to be redeemed;

         o that each outstanding share of Preferred Stock will be redeemed for an amount in cash equal to the Base Amount multiplied by the redemption price, plus any accrued and unpaid dividends through the redemption date;

         o that dividends on the Preferred Stock to be redeemed will cease to be payable on the redemption date for such shares, unless the Company defaults in making payment of any cash payable upon the redemption;

         o that the holder's option to convert shares of Preferred Stock into Parent common stock will terminate at the close of business on the business day preceding the date for redemption (subject to any extension necessary to permit the expiration of any applicable waiting period under the HSR Act), unless the Company defaults in making payment of any cash payable upon the redemption;

         o the conversion ratio then in effect; and

         o that holders must surrender any Preferred Stock certificates to the Company or the transfer agent.


     On and after the optional redemption date, dividends will cease to accrue on the Preferred Stock called for optional redemption, and all rights of holders of such Preferred Stock will terminate except for the right to receive the redemption price, plus any accrued and unpaid dividends through the optional redemption date, unless the Company defaults in making payment of any cash payable upon optional redemption. The dividend payment with respect to the Preferred Stock called for optional redemption on a date during the period between the close of business on any record date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such optional redemption date to the record holder of such share on such record date.

     A holder's option to convert shares of Preferred Stock into shares of Parent common stock will terminate at the close of business on the business day preceding the optional redemption date (subject to any extension necessary to permit the expiration of any applicable waiting period under the HSR Act), unless the Company defaults in making payment of any cash payable upon optional redemption.

NO FRACTIONAL SHARES

     Fractional shares of Preferred Stock will not be issued under the Exchange Offers to any holders of Existing Notes. If under the terms of the Exchange Offers any holder of Existing Notes is entitled to receive Preferred Stock in an amount that is not an integral multiple of the Base Amount of $250 per share, we will, at our sole option, either (i) increase the number of shares of Preferred Shares to be issued up to the nearest whole share, or (ii) reduce the number of shares of Preferred Stock to be issued down to the nearest whole share and substitute a cash payment equal to the portion of the Base Amount of $250 per share that is allocable to such fractional share of Preferred Stock.

                  DESCRIPTION OF THE DIVIDEND PREFERRED STOCK

     Parent's board of directors will adopt a certificate of designation establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of a series of preferred stock designated the Series C Convertible Preferred Stock, referred to herein as the Dividend Preferred Stock. Up to 500,000 shares of Dividend Preferred Stock will be authorized. The terms of the Dividend Preferred Stock will be identical to those of the Preferred Stock, except that the initial conversion price will be $4.25. The terms of the Dividend Preferred Stock are more completely described in the certificate of designation establishing the Dividend Preferred Stock.

            MODIFICATIONS TO THE PREPACKAGED PLAN OF REORGANIZATION

     The description of the Exchange Consideration set forth in the Disclosure Statement under the section captioned "The Prepackaged Plan of Reorganization--Summary of the Prepackaged Plan of Reorganization" is hereby amended and restated to reflect the modified Exchange Consideration as described in this Amendment.

     The Prepackaged Plan, as originally proposed, implemented the same economic terms as the Exchange Offers. Because the terms of the Exchange Offers have been modified, the "Prepackaged Plan of Reorganization," attached as Appendix 1 to the Disclosure Statement, is hereby amended to reflect the changes in the Preferred Stock and the elimination of the CVRs. A description of the technical conforming changes to the Prepackaged Plan is set forth in Annex A hereto.

                       VALUATION OF REORGANIZED ALAMOSA

     Because the CVRs have been eliminated from the Exchange Consideration but the liquidation preference for the Preferred Stock remains the same, the low-end of the implied valuation is no longer relevant. When the same valuation and recovery methodology is used to determine the recovery to Noteholders under the revised Exchange Consideration, the fact that the Exchange Consideration is substantially identical other than the fact that the dividend on the Preferred Stock is fixed at a higher rate and could be paid in Parent common stock or Dividend Preferred Stock, it can be assumed that the new terms of the Preferred Stock is worth more than the original terms and, accordingly, the recovery to Noteholders is higher under the modified terms.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The information set forth in the Disclosure Statement under the heading "Certain United States Federal Income Tax Considerations" is hereby amended and supplemented as follows. All references to CVRs under the heading "Certain United States Federal Income Tax Considerations," including the entire discussion relating to the tax consequences of owning CVRs under the subheading "Ownership of CVRs" are deleted. The discussions contained under the headings herein are intended to supplement, where applicable, discussions contained in corresponding subheadings under the heading "Certain United States Federal Income Tax Considerations" in the Disclosure Statement.

     The following supplements the discussion contained in the Disclosure Statement under the heading "Certain United States Federal Income Tax Considerations," which discussion (to the extent not inconsistent with the following) is incorporated in its entirety in this Amendment. All references to CVRs under the heading "Certain United States Federal Income Tax Considerations," including the entire discussion relating to the tax consequences of owning CVRs under the subheading "Ownership of CVRs" are deleted. The discussions contained under the headings herein are intended to supplement, where applicable, discussions contained in corresponding headings included in the tax disclosure contained in the Disclosure Statement.


 OWNERSHIP OF PREFERRED STOCK AND PARENT COMMON STOCK

     Distributions of Cash. Distributions of cash with respect to the Preferred Stock or Parent common stock will be treated as dividends, taxable to holders as ordinary income to the extent of such holder's ratable share of the Parent's current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Parent does not believe that it had any accumulated earnings and profits as of December 31, 2002. Based upon current projections, Parent does not expect to generate profits for financial reporting purposes until 2007, and therefore, might not generate earnings and profits for United States federal income tax purposes until 2007. Because the determination of earnings and profits for United States federal income tax purposes differs from the computation of profits for financial reporting purposes and because Parent cannot guarantee its future results, there can be no assurance that Parent will not in fact generate earnings and profits in the future. If, at the time of a distribution, Parent determines that it has current or accumulated earnings and profits, Parent intends to report the amount of any dividend on IRS Form 1099-DIV and transmit such form to the Internal Revenue Service and to holders of Preferred Stock.

     If any distribution of cash exceeds Parent's earnings and profits for the current year and accumulated earnings and profits as of the prior year, such excess will be treated as a tax-free return of capital to the extent of a holder's adjusted tax basis in its Preferred Stock or Parent common stock, as applicable, and, to the extent in excess of such adjusted tax basis, as capital gain. Such capital gain will be long-term capital gain if the holder's holding period for the Preferred Stock or Parent common stock, as applicable, exceeds one year at the time of such distribution.

     Distributions of Dividend Preferred Stock Parent Common Stock. If the Preferred Stock is not treated as "preferred stock" (as discussed below) for purposes of applying Section 305 of the Code, a holder of Preferred Stock generally will not be required to include the amount of any distribution of Parent common stock or Dividend Preferred Stock paid in respect of such Preferred Stock in gross income unless the result of such distribution (or series of distributions of which such distribution is one) is that some shareholders of Parent increase their proportionate interests in Parent's assets or earnings and profits and other shareholders of Parent receive cash or other property.

     If the Preferred Stock is treated as "preferred stock" for purposes of applying Section 305 of the Code, distributions of Parent common stock or Dividend Preferred Stock in respect of the Preferred Stock will be subject to the same United States federal income tax treatment as distributions of cash (as described above), and the amount of any such distribution will equal the fair market value of the Parent common stock or Dividend Preferred Stock, as applicable, on the date of the distribution. The term "preferred stock" generally refers to stock which, in relation to other classes of stock outstanding, enjoys certain limited rights and privileges associated with specified dividends and liquidation priorities, but does not participate in corporate growth to any significant extent.

     Although the Preferred Stock is entitled to preferred dividends and a liquidation preference as compared to the Parent common stock, (A) if distributions are paid with respect to Parent common stock, a holder of Preferred Stock has the right to receive distributions per share of Preferred Stock in an amount equal to what such holder would have received had it converted its shares into shares of Parent common stock and (B) upon liquidation, dissolution or winding up of Parent, a holder of Preferred Stock will receive a liquidation preference equal to the greater of (i) the amount per share of Preferred Stock equal to the Base Amount, plus any accrued and unpaid dividends, and (ii) the amount per share such holder would have received if such holder converted such share of Preferred Stock into shares of Parent common stock immediately prior to the liquidation. Thus, pursuant to its terms, the Preferred Stock could participate in corporate growth to a significant extent. Participating preferred stock, nevertheless, may be treated as "preferred stock" for purposes of Section 305 of the Code if, taking into account all the facts and circumstances, it is reasonable to anticipate at the time a distribution is made with respect to such stock that there is little or no likelihood of such stock actually participating in current and anticipatory earnings and upon liquidation beyond its preferred interest. Based upon the Company's current projections, the Company believes that there is no real and meaningful probability that the Preferred Stock will actually participate in the earnings and corporate growth of Parent to any significant extent. Accordingly, the Company expects that the Preferred Stock will be treated as preferred stock for purposes of the foregoing rules. However, for the purposes of determining the appropriate U.S. federal income tax treatment of a distribution of Parent Common Stock or Dividend Preferred Stock in respect of Preferred Stock, the determination of whether the Preferred Stock has a real and meaningful probability of actually participating in earnings and corporate growth of Parent (and, therefore, whether the Preferred Stock will be treated as "preferred stock" for the purposes of Section 305 of the Code) must be made at the time of each such distribution. Accordingly, there can be no assurance that the Company's expectation that the Preferred Stock will be treated as preferred stock for purposes of the foregoing rules will not change. Additionally, there can be no assurance that the IRS will not and cannot successfully challenge any such position taken by the Company.

     If at the time of a distribution of Parent common stock or Dividend Preferred Stock, Parent determines that such distribution should be subject to United States taxation in the same manner as cash distributions (as described above) and further determines that it has current or accumulated earnings and profits, Parent intends to report the amount of any dividend on IRS Form 1099-DIV and transmit such form to the Internal Revenue Service and to holders of Preferred Stock.


OWNERSHIP OF DIVIDEND PREFERRED STOCK

     The United States federal income tax consequences relating to the ownership of Dividend Preferred Stock by a U.S. Holder generally will be similar to the tax consequences relating to the ownership of Preferred Stock as discussed above and in the Disclosure Statement.


                             FIVE YEAR PROJECTIONS

     The information set forth in the "Five Year Projections" attached as Annex A to the Disclosure Statement is hereby amended and restated in its entirety as set forth in Annex B hereto.

       PROCEDURES TO TENDER EXISTING NOTES AND VOTE ON PREPACKAGED PLAN

     Noteholders who have previously tendered their Existing Notes for the Exchange Offer in accordance with the procedures set forth in the Disclosure Statement and who still wish to tender their Existing Notes to the Exchange Offers, as modified by this Amendment, do not need to take any further action. All prior tenders that are not withdrawn according to the procedures set forth in the Disclosure Statement prior to the Consent Date will be valid tenders of such Existing Notes to the Exchange Offers, as modified. The Expiration Date has been extended and is now 5:00 p.m., New York City time, on October 29, 2003, unless further extended by the Company.


     Noteholders who have previously submitted Ballots and do not wish to change their vote on the Prepackaged Plan as a result of the modifications set forth in this Amendment do not need to take any further action. Noteholders who have not submitted a Ballot are encouraged to vote on the Prepackaged Plan according to the procedures set forth in the Disclosure Statement and in the Letter of Transmittal and Ballots accompanying this Amendment. Noteholders who wish to change their Ballots must do so by submitting a superceding ballot according to the procedures set forth in the Disclosure Statement on or before the new Voting Deadline -- 5:00 p.m., New York City time, on October 29, 2003, unless further extended by the Company.


                         EXTENSION OF EXPIRATION DATE


     The Expiration Date for the Exchange Offers and Solicitation of Acceptances of the Prepackaged Plan of Reorganization is hereby extended to 5:00 p.m., New York City time on October 29, 2003, unless further extended by us.

     THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE DISCLOSURE STATEMENT, THE LETTER OF TRANSMITTAL AND THE BALLOT. PRIOR TO MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFERS, OR VOTING ON THE PREPACKAGED PLAN, NOTEHOLDERS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS AMENDMENT AND THE ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PREPACKAGED PLAN ANNEXED THERETO AS APPENDIX 1 AND THE MATTERS DESCRIBED IN THIS AMENDMENT, THE DISCLOSURE STATEMENT, THE LETTER OF TRANSMITTAL AND THE BALLOT.

                         RECOMMENDATION AND CONCLUSION


     Alamosa urges (i) all Noteholders to tender their Existing Notes for exchange and to consent to the Proposed Amendments, and (ii) all eligible Noteholders to vote to ACCEPT the Prepackaged Plan, and to complete and return their Letters of Transmittal and the Ballots so that they will be RECEIVED by the Exchange Agent and the Voting Agent on or before 5:00 p.m., New York City Time, on October 29, 2003.


Dated: October 15, 2003


                                        ALAMOSA HOLDINGS, INC.



                                        By: /s/ Kendall Cowan
                                            -------------------------------
                                        Name: Kendall Cowan
                                        Title: Chief Financial Officer






                                        ALAMOSA (DELAWARE), INC.



                                        By: /s/ Kendall Cowan
                                           -------------------------------
                                        Name: Kendall Cowan
                                        Title: Chief Financial Officer

                                    ANNEX A

       TECHNICAL MODIFICATIONS TO THE PREPACKAGED PLAN OF REORGANIZATION

     The "Prepackaged Plan of Reorganization" attached as Appendix 1 to the Disclosure Statement is hereby amended as follows:

     o In the second sentence of the Introduction, after the word "herewith" insert "and as amended, supplemented, or modified"

     o  Replace subsection B.1.28 of Article I with the following:

        Intentionally omitted.

     o  Replace subsection B.1.29 of Article I with the following:

        Intentionally omitted.

     o  Replace subsection B.1.64 of Article I with the following:

        PLAN DOCUMENTS means the documents to be executed in connection with the consummation of the Plan, including, without limitation, the indentures for the New Notes and the Preferred Stock.

     o  Replace subsection B.1.66 of Article I with the following:

        PLAN SUPPORT AGREEMENT means that certain agreement, as amended, supplemented, or modified, wherein certain Holders of Existing Notes have agreed to vote in favor of this Plan.

     o  Replace subsection B.1.68 of Article I with the following:

        INTENTIONALLY OMITTED.

     o In Article I, subsection B.1.87 replace "October 10, 2003" with "October 29, 2003"

     o  Replace subsection 3.3(a) of Article III with the following:

            Class 4: Senior Note Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of Senior Notes as of the Distribution Record Date shall receive, in full satisfaction, release, and discharge of its Allowed Senior Note Claims against all Debtors arising under such Senior Notes for each $1,000 principal amount of such Senior Notes, (i) $650 of New Senior Notes, (ii) one (1) share of Preferred Stock, and (iii) its pro rata share, in Cash, of any accrued and unpaid interest due, up to the Effective Date, on the Senior Notes.

            New Senior Notes will be issued only in minimum denominations of $1,000 and integral multiples thereof. If under the terms of the Plan, any Holder of Senior Notes as of the Distribution Record Date is entitled to receive New Senior Notes in a denomination that is not an integral multiple of $1,000, the Reorganized Debtors will, at their sole option, either (i) increase the principal amount of such Holder's New Senior Notes up to the nearest $1,000, or (ii) reduce the principal amount to the nearest $1,000 and substitute a cash payment equal to the portion of the principal amount by which that Holder's New Senior Notes are reduced.

            Fractional shares of Preferred Stock will not be issued to any Holder of Senior Notes under the Plan. If under the terms of the Plan any Holder of Senior Notes as of the Distribution Record Date is entitled to receive Preferred Stock in an amount that is not an integral multiple of the Base Amount of $250 per share, the Reorganized Debtors will, at their sole option, either (i) increase the number of shares of Preferred Shares to be issued up to the nearest whole share, or (ii) reduce the number of shares of Preferred Stock to be issued down to the nearest whole share and substitute a cash payment equal to the portion of the Base Amount of $250 per share that is allocable to such fractional share of Preferred Stock.

     o  Replace subsection 3.3(b) of Article III with the following:

            Class 5: Senior Discount Note Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of Senior Discount Notes as of the Distribution Record Date shall receive, in full satisfaction, release, and discharge of its Allowed Senior Discount Note Claims against all Debtors arising under such Senior Discount Notes for each $1,000 accreted amount of such Senior Discount Notes as of the Effective Date, (i) $650 original issue amount of New Senior Discount Notes, and (ii) one (1) share of Preferred Stock.

            New Senior Discount Notes will be issued only in minimum denominations of $1,000 and integral multiples thereof. If under the terms of the Plan, any Holder of Senior Discount Notes as of the Distribution Record Date is entitled to receive New Senior Discount Notes in a denomination that is not an integral multiple of $1,000, the Reorganized Debtors will, at their sole option, either (i) increase the principal amount at maturity of such Holder's New Senior Discount Notes up to the nearest $1,000, or (ii) reduce the principal amount at maturity to the nearest $1,000 and substitute a cash payment equal to the portion of the accreted value by which that Holder's New Senior Discount Notes are reduced.

            Fractional shares of Preferred Stock will not be issued to any Holder of Senior Discount Notes under the Plan. If under the terms of the Plan any Holder of Senior Discount Notes as of the Distribution Record Date is entitled to receive Preferred Stock in an amount that is not an integral multiple of the Base Amount of $250 per share, the Reorganized Debtors will, at their sole option, either (i) increase the number of shares of Preferred Shares to be issued up to the nearest whole share, or (ii) reduce the number of shares of Preferred Stock to be issued down to the nearest whole share and substitute a cash payment equal to the portion of the Base Amount of $250 per share that is allocable to such fractional share of Preferred Stock.

     o In the last sentence of Article IV, subsection 4.2(c), replace the word "Units" with the word "Stock"

     o In each of the heading, first sentence, and second sentence of Article IV, subsection 4.3, replace the word "Units" with the word "Stock"

     o In the third sentence of Article VI, subsection 6.3(b)(iii), replace the word "Units" with the word "Stock"

     o In the third sentence of Article VII, subsection 7.3, replace the word "Units" with the word "Stock"

     o In Article IX, subsection 9.2(c), replace the word "Units" with the word "Stock"

     o In Article XII, subsection 12.13, replace the word "Units" with the word "Stock"

     o In the second sentence of Article XII, subsection 12.17, replace the word "Units" with the word "Stock" two times

                                    ANNEX B


                             FIVE-YEAR PROJECTIONS


                             ALAMOSA HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (dollars in thousands)



                                                                              DECEMBER 31,
                                                2003          2004          2005          2006          2007        2008
                                                ----          ----          ----          ----          ----        ----
ASSETS
Current assets:
 Cash and cash equivalents ...............  $   56,386    $  79,934     $  80,938    $  55,317     $  41,086     $  96,909
 Accounts receivable .....................      48,807       54,988        59,902       63,556        66,326        68,500
 Inventory ...............................       3,950        3,779         3,802        3,797         3,776         3,744
 Other current assets ....................      22,423       24,067        25,872       27,864        30,048        32,455
                                            ----------    ---------     ---------    ---------     ---------     ---------
   Total current assets ..................     131,566      162,768       170,514      150,534       141,236       201,608
                                            ----------    ---------     ---------    ---------     ---------     ---------

 Property and equipment, net .............     418,127      381,692       355,494      341,218       327,510       332,290
 Debt issuance costs, net (including
   OID) ..................................      11,876        9,026         6,176        3,325           475            --
 Intangible assets .......................     450,657      422,194       393,732      365,269       336,807       308,344
 Other noncurrent assets .................       6,695        6,896         7,103        7,316         7,535         7,761
                                            ----------    ---------     ---------    ---------     ---------     ---------
   Total noncurrent assets ...............     887,355      819,808       762,505      717,128       672,327       648,395
                                            ----------    ---------     ---------    ---------     ---------     ---------
   Total assets ..........................  $1,018,921    $ 982,576     $ 933,019    $ 867,662     $ 813,563     $ 850,003
                                            ==========    =========     =========    =========     =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities ................  $  125,767    $ 156,230     $ 178,057    $ 196,281     $ 149,294     $ 369,557

Non-current liabilities
 Capital lease obligations ...............       1,309          842           772          693           604           503
 Deferred tax liability ..................      44,552       32,211        24,158       23,347        33,698        62,278
 Other non-current liabilities ...........      57,926       50,120        42,321       34,530        26,746        18,971

 Senior Secured Credit Facility ..........     177,500      132,500        82,500       17,500            --            --
 Senior Unsecured Notes ..................     260,000      260,000       260,000      260,000       260,000       260,000
 Senior Unsecured Discount Notes .........     197,597      222,020       237,637      237,637       237,637            --
                                            ----------    ---------     ---------    ---------     ---------     ---------
   Long-term debt ........................     635,097      614,520       580,137      515,137       497,637       260,000
                                            ----------    ---------     ---------    ---------     ---------     ---------

 Total non-current liabilities ...........     738,884      697,693       647,388      573,707       558,685       341,752
                                            ----------    ---------     ---------    ---------     ---------     ---------

   Total liabilities .....................     864,651      853,923       825,445      769,988       707,979       711,309

Preferred stock ..........................     171,759      185,222       199,724      215,344       232,169       245,634

Total stockholders' equity ...............     (17,489)     (56,569)      (92,150)    (117,670)     (126,585)     (106,940)
                                            ----------    ---------     ---------    ---------     ---------     ---------
   Total liabilities and stockholders'
    equity ...............................  $1,018,921    $ 982,576     $ 933,019    $ 867,662     $ 813,563     $ 850,003
                                            ==========    =========     =========    =========     =========     =========

See Accompanying Summary of Significant Projection Assumptions and Accounting
                                   Policies.

                             ALAMOSA HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                (dollars in thousands, except per share amounts)



                                                                    YEAR ENDED DECEMBER 31,
                                              2003           2004          2005         2006        2007        2008
                                              ----           ----          ----         ----        ----        ----
Income:
 Subscriber Revenues ...................   $  450,466     $ 492,514     $ 519,760    $ 552,685   $ 585,847   $ 610,554
 Travel Revenues .......................      142,683       165,196       175,740      172,103     175,479     179,762
                                           ----------     ---------     ---------    ---------   ---------   ---------
   Total Service Revenues ..............      593,149       657,710       695,500      724,788     761,326     790,316
 Product Sales .........................       20,868        25,724        25,728       26,051      26,379      26,711
                                           ----------     ---------     ---------    ---------   ---------   ---------
    Total Revenues .....................      614,017       683,434       721,228      750,839     787,705     817,027
                                           ----------     ---------     ---------    ---------   ---------   ---------

Costs and Expenses:
 Cost of Services & Operations .........      340,370       358,492       381,452      390,495     400,975     406,547
 Cost of Products Sold .................       49,898        55,090        53,530       52,696      51,908      51,165
 Selling & Marketing Expenses ..........      110,892       113,957       112,995      115,156     117,640     118,614
 General & Administrative Expenses .....       27,801        18,041        18,499       18,969      19,450      19,945
 Depreciation and amortization .........      112,984       114,969       122,611      125,221     124,217     105,323
                                           ----------     ---------     ---------    ---------   ---------   ---------

    Total Costs and Expenses ...........      641,945       660,549       689,087      702,537     714,190     701,594
                                           ----------     ---------     ---------    ---------   ---------   ---------

      Income (loss) from operations.....      (27,928)       22,885        32,141       48,302      73,515     115,433

 Interest and other income .............        1,177           874         1,005          702         430         617
 Interest expense ......................     (101,407)      (61,716)      (62,278)     (59,715)    (55,682)    (49,705)
                                           ----------     ---------     ---------    ---------   ---------   ---------

Income (loss) before income taxes ......     (128,158)      (37,957)      (29,132)     (10,711)     18,263      66,345
Income taxes ...........................       24,817       (12,341)       (8,053)        (811)     10,351      28,580
                                           ----------     ---------     ---------    ---------   ---------   ---------
 Net income (loss) .....................   $ (152,975)    $ (25,616)    $ (21,079)   $  (9,900)  $   7,912   $  37,765
                                           ==========     =========     =========    =========   =========   =========

Earnings (loss) per share:
 Basic .................................   $    (1.65)    $   (0.41)    $   (0.38)   $   (0.27)  $   (0.10)  $    0.21
 Fully Diluted .........................        (1.65)        (0.41)        (0.38)       (0.27)      (0.10)       0.21

See Accompanying Summary of Significant Projection Assumptions and Accounting
                                   Policies.

                            ALAMOSA HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                             (dollars in thousands)

                                                          YEAR ENDED DECEMBER 31,
                                                             2003           2004
                                                             ----           -----
Cash flows from operating activities:
Net income (loss) .....................................   $ (152,975)    $ (25,616)

Adjustments to reconcile net income (loss) to net
 cash provided by operation activities:
 Non-cash compensation expense ........................          240            --
 Depreciation and amortization ........................      112,984       114,969
 Non-cash interest ....................................       22,431        28,466
 Deferred taxes .......................................       24,817       (12,341)
 (Increase) decrease in:
 Accounts receivable ..................................        9,441        (6,181)
 Inventory ............................................        3,460           172
 Prepaid expenses and other assets ....................       (3,418)       (1,644)
 Increase (decrease) in:
 Accounts payable and accrued expenses ................       (3,386)          162
                                                          ----------     ---------
 Net cash provided by operating activities ............       13,594        97,987
                                                          ----------     ---------

Cash flows from investing activities:

 Additions to property and equipment ..................      (43,028)      (52,160)
 Change in Accounts Payable-Cap Ex ....................       (3,319)          650
 Change in other noncurrent assets ....................        1,107          (201)
 Change in restricted cash ............................       34,724            --
                                                          ----------     ---------
   Net cash used in investing activities ..............      (10,516)      (51,711)
                                                          ----------     ---------

Cash flows from financing activities:
 Change in Capital Leases .............................       (1,110)         (467)
 Change in other non-current liabilities ..............       (2,658)          239
 Preferred stock issuance costs .......................       (2,778)           --
 Preferred dividends ..................................           --            --
 Proceeds from equity issuance ........................          117            --
 Debt payments, fees ..................................       (2,000)      (22,500)
                                                          ----------     ---------
   Net cash used in financing activities ..............       (8,429)      (22,728)
                                                          ----------     ---------

   Net increase (decrease) in cash and cash
    equivalents .......................................       (5,351)       23,548
   Cash and cash equivalents at beginning of
    period ............................................       61,737        56,386
                                                          ----------     ---------
   Cash and cash equivalents at end of period .........   $   56,386     $  79,934
                                                          ==========     =========

Supplemental disclosure of noncash financing and
 investing activities:
 Preferred Stock issued in exchange for Senior
   Notes ..............................................   $  174,537
 Cancellation of Senior Notes .........................     (698,443)
 Issuance of Senior Notes .............................      453,796



                                                                      YEAR ENDED DECEMBER 31,
                                                             2005         2006         2007        2008
                                                             ----         ----         ----        ----
Cash flows from operating activities:
Net income (loss) .....................................   $ (21,079)   $  (9,900)   $   7,912   $   37,765

Adjustments to reconcile net income (loss) to net
 cash provided by operation activities:
 Non-cash compensation expense ........................          --           --           --           --
 Depreciation and amortization ........................     122,611      125,221      124,217      105,323
 Non-cash interest ....................................      24,393       (3,107)      (3,107)      (5,482)
 Deferred taxes .......................................      (8,053)        (811)      10,351       28,580
 (Increase) decrease in:
 Accounts receivable ..................................      (4,914)      (3,654)      (2,770)      (2,173)
 Inventory ............................................         (23)           4           21           31
 Prepaid expenses and other assets ....................      (1,808)      (1,989)      (2,188)      (2,406)
 Increase (decrease) in:
 Accounts payable and accrued expenses ................       1,967          803          587          198
                                                          ---------    ---------    ---------   ----------
 Net cash provided by operating activities ............     113,094      106,567      135,023      161,836
                                                          ---------    ---------    ---------   ----------

Cash flows from investing activities:

 Additions to property and equipment ..................     (70,038)     (84,570)     (84,134)     (83,729)
 Change in Accounts Payable-Cap Ex ....................       2,978        2,420          (74)         (69)
 Change in other noncurrent assets ....................        (207)        (213)        (219)        (226)
 Change in restricted cash ............................          --           --           --           --
                                                          ---------    ---------    ---------   ----------
   Net cash used in investing activities ..............     (67,267)     (82,363)     (84,427)     (84,024)
                                                          ---------    ---------    ---------   ----------

Cash flows from financing activities:
 Change in Capital Leases .............................         (70)         (79)         (89)        (101)
 Change in other non-current liabilities ..............         247          254          262          270
 Preferred stock issuance costs .......................          --           --           --           --
 Preferred dividends ..................................          --           --           --       (4,658)
 Proceeds from equity issuance ........................          --           --           --           --
 Debt payments, fees ..................................     (45,000)     (50,000)     (65,000)     (17,500)
                                                          ---------    ---------    ---------   ----------
   Net cash used in financing activities ..............     (44,823)     (49,825)     (64,827)     (21,989)
                                                          ---------    ---------    ---------   ----------

   Net increase (decrease) in cash and cash
    equivalents .......................................       1,004      (25,621)     (14,231)      55,823
   Cash and cash equivalents at beginning of
    period ............................................      79,934       80,938       55,317       41,086
                                                          ---------    ---------    ---------   ----------
   Cash and cash equivalents at end of period .........   $  80,938    $  55,317    $  41,086   $   96,909
                                                          =========    =========    =========   ==========

Supplemental disclosure of noncash financing and
 investing activities:
 Preferred Stock issued in exchange for Senior
   Notes ..............................................
 Cancellation of Senior Notes .........................
 Issuance of Senior Notes .............................

See Accompanying Summary of Significant Projection Assumptions and Accounting
                                   Policies.

                            ALAMOSA HOLDINGS, INC.
                      SCHEDULE OF SIGNIFICANT ASSUMPTIONS




                                           2003         2004         2005         2006         2007          2008
                                           ----         ----         ----         ----         ----          -----
Covered POPs (millions) ..............       11.8         11.9         12.1         12.2         12.4          12.6
Gross Adds ...........................    382,531      391,838      391,895      396,822      401,811       406,863
Net Adds .............................    116,787       90,292       72,094       53,230       40,465        31,845
EOP Subscribers ......................    737,387      827,679      899,773      953,003      993,468     1,025,313
Penetration of Covered POPs ..........        6.3%         6.9%         7.4%         7.8%         8.0%          8.2%
Churn ................................        2.8%         2.7%         2.6%         2.6%         2.6%          2.6%
Base ARPU ............................   $  55.50     $  52.81     $  50.38     $  49.87     $  50.26     $   50.47
Total ARPU ...........................   $  73.09     $  70.52     $  67.42     $  65.39     $  65.31     $   65.33
CPGA .................................   $    366     $    366     $    359     $    357     $    356     $     352
CCPU .................................   $  44.45     $  40.37     $  38.77     $  36.94     $  36.07     $   35.26

See Accompanying Summary of Significant Projection Assumptions and Accounting
                                   Policies.

                            ALAMOSA HOLDINGS, INC.
     SUMMARY OF SIGNIFICANT PROJECTION ASSUMPTIONS AND ACCOUNTING POLICIES


This financial projection presents, to the best of management's knowledge and belief, the Company's financial position, results of operations, and cash flows for the projection period, giving effect to the Exchange Offers, as described in item (b) below, and using assumptions which are based on the continuation of current trends experienced by the Company and its industry in general. The assumptions disclosed herein are those that management believes are significant to the projection currently. There will usually be differences between projected and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. These projections may also be significantly impacted, should the Exchange Offers not be acceptable to enough holders of the existing Notes to satisfy the Minimum Tender Condition and should the Company seek to forego the Exchange Offers and instead accomplish the above restructuring transactions by means of the Prepackaged Plan. Management expressly disclaims a duty to update any of the financial projections.


Included in the following description of assumptions used in the projections are financial measures generated using generally accepted accounting principles. These financial measures reflect industry conventions or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. The financial measures and other operating metrics used in this summary include the following:

     o Average monthly revenue per user ("ARPU") is a measure used to determine the monthly subscriber revenue earned for subscribers based in the Company's territory. This measure is determined based on subscriber revenues in the consolidated statement of operations and the average subscribers during the period.

     o Cash cost per user ("CCPU") is a measure of the costs to operate the Company's business on a per user basis consisting of costs of service and operations and general and administrative expenses in the consolidated statement of operations, plus handset subsidies on equipment sold to existing subscribers. These costs are allocated across average subscribers during the period to calculate this measure.


     o Customer churn is used to measure the rate at which subscribers based in the Company's territory deactivate service on a voluntary or involuntary basis. Churn is calculated based on the number of subscribers deactivated (net of transfers out of the Company's service area and those who deactivated within 30 days of activation) as a percentage of the average subscriber base during the period.

     o Cost per gross addition ("CPGA") is used to measure the costs incurred to add new subscribers in the Company's territory. This measure includes handset subsidies on new subscriber activations, commissions, rebates and other selling and marketing costs and is calculated based on product sales revenue, cost of products sold and selling and marketing expenses in the consolidated statement of operations net of handset subsidies on equipment sold to existing subscribers allocated over the total number of subscribers activated in the Company's territory during the period.

     o Covered POPs represents the number of residents (usually expressed in millions) covered by the Company's network in its markets. The number of residents covered by the Company's network does not represent the number of wireless subscribers that the Company expects to serve in its territories.

    a. Summary of Significant Accounting Policies. The significant accounting policies incorporated into the financial projection are consistent with the significant accounting policies used in the Company's historical consolidated financial statements for the year ended December 31, 2002 as disclosed in the Company's current report on Form 8-K filed on September 12, 2003. Readers should refer to those consolidated financial statements for a detailed description of the Company's significant accounting policies.

    b. Impact of Exchange Offers. The projected balance sheet, statement of operations and statement of cash flows for the year ended December 31, 2003 reflects the impact of the proposed Exchange Offers under the Out-of-Court alternative with an assumed effective transaction date of October 31, 2003. In connection with these Exchange Offers for purposes of this projection, the fair value of the New Notes and Preferred Stock included in the Exchange Consideration is assumed to be equal to the stated value of these items. No value has been assigned to the embedded derivative instrument related to the early redemption feature of the preferred stock. Additionally, it is assumed that there is no beneficial conversion feature embedded in the preferred stock issued as consideration, or issued to pay dividends in kind.

        For purposes of this projection, the Restructuring Transaction is treated as a troubled debt restructuring under the provisions of Statement of Financial Accounting Standards No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings." Because the total future cash flows of the new notes, including interest, are greater than the carrying value of the existing notes, the Company will not recognize a gain on restructuring. Accordingly, the difference between the estimated fair value of exchange consideration and carrying value of the notes, estimated to be approximately $51 million, is reflected as a long term liability in this projection and is treated as an adjustment of interest expense over the term of the new debt thereby reducing the effective interest rate on the new debt.

        In addition to the accounting treatment of the Exchange Offers discussed above, the projection assumes that direct cash costs of the transaction are approximately $12 million. These estimated costs have been allocated to three components of the transaction as follows. Approximately $2 million is allocated to deferred loan costs in the balance sheet as it relates to costs incurred in connection with securing the amendment to the existing covenants for the Senior Secured Credit Facility. These costs are amortized to interest expense over the remaining life of the Senior Secured Credit Facility. Approximately $7 million is allocated to the issuance of the New Notes and will be recorded as an expense when incurred. The remaining $3 million in costs have been allocated to the Preferred Stock issued in the transaction and have reduced the carrying amount of the Preferred Stock.

    c. Income Taxes. The consummation of the Exchange Offers under the Out-of-Court Alternative is expected to result in an ownership change under the provisions of Section 382 of the Internal Revenue Code. Accordingly, the Company would be subject to an annual limitation on the use of net operating losses generated prior to the ownership change. Based on this limitation, and excluding potential "built-in" gains that may be realized after the consummation of the Exchange Offer, the projection for the year ended December 31, 2003 assumes that approximately $190 million in net operating losses would expire unused based on an assumed fair value of the Company's common stock at the transaction date of $3.26 per share. Additionally, as a result of the exchange transaction, the Company may not receive a tax deduction for interest that had been accreted on the old senior discount notes that are being settled in the exchange transaction. The non-cash interest accreted on these notes had been reflected as a deferred tax asset in the Company's historical financial statements. As a result of these two items, the projection for the year ended December 31, 2003 includes the establishment of a valuation allowance against the Company's deferred tax assets of approximately $73 million which is reflected as a non-cash income tax expense in the projected 2003 statement of operations.

    d. Statement of Operations. The projected statements of operations have been prepared based on certain assumptions shown in the Schedule of Significant Assumptions prepared by management. These assumptions are based on the continuation of current trends in the Company's industry specifically stable gross customer additions and lower average revenue per user and do not take into account any improvement in terms of overall industry conditions. To the extent possible, the Company has assessed the reasonableness of these assumptions against publicly available information for similar metrics related to other wireless carriers.

        SUBSCRIBER REVENUES are based on the projected number of subscribers in the Company's territory and the projected ARPU in the Schedule of Significant Assumptions. Subscriber growth over the projected period is based on the Company's historical experience and current trends in the markets in which the Company operates and is driven by the projected gross additions, net additions and churn. Base ARPU in the accompanying Schedule of Significant Assumptions represents the average revenue per subscriber excluding roaming revenue. The declining trend in projected Base ARPU is based on recent trends in the marketplace being driven by increased competition for subscribers.

        TRAVEL REVENUES represent revenue earned by the Company for other wireless providers' subscribers use of the Company's network. The projected travel revenues are based on projected minutes of inbound roaming traffic taking into account the number of expected sites on air as well as the growth in the number of subscribers for other carriers who would potentially roam onto the Company's network. Total ARPU in the Schedule of Significant Assumptions represents projected revenue per subscriber when travel revenues are included.

        COST OF SERVICES AND OPERATIONS represent the costs of operating our network including outbound travel and roaming charges as well as long distance, transport, backhaul and other network operating expenses. Additionally, costs paid to Sprint for back-office functions are included in costs of services and operations. These costs along with general and administrative expenses are used to determine CCPU. The projected CCPU amounts included in the Schedule of Significant Assumptions are based on historical experience as well as the Company's expectation of the scalability of the Company's network in terms of subscriber growth.

        SELLING AND MARKETING EXPENSES AND COSTS OF PRODUCTS SOLD (NET OF PRODUCT SALES REVENUE) are measured against gross subscriber additions in determining CPGA. The projected CPGA set forth in the Schedule of Significant Assumptions is based on the Company's historical CPGA and assumed that there is no further consolidation within the wireless industry to mitigate the intense competition that has been experienced to date.

        GENERAL AND ADMINISTRATIVE EXPENSES include corporate costs and expenses such as administration and finance. Expenses for the year ended December 31, 2003 include certain indirect costs of the transaction, such as advisory fees, that were not allocated to specific instruments as discussed above. Expenses decline in 2004 to historic levels and grow approximately 2.5% annually thereafter in the projection.

        DEPRECIATION AND AMORTIZATION includes depreciation of property, plant and equipment as well as amortization of intangibles. Depreciation expense in the projection is based on projected capital expenditures as discussed below along with the historic depreciable lives of similar assets. Amortization of intangibles is based on the remaining amortization of the intangibles related to the acquired subscriber bases and Sprint agreements acquired in connection with the acquisitions in 2001.

        INTEREST AND OTHER INCOME represents amounts earned on the investment of excess cash balances. The trend in income over the projection period is consistent with the trend in available cash balances discussed in the assumptions for the Statement of Cash Flows.

        INTEREST EXPENSE includes interest on the new Senior Notes issued in the transaction as well as interest on the Senior Secured Credit Facility. Interest expense also reflects the reduction related to the amortization of the deferred gain on the transaction as discussed in item (b) above.

        EARNINGS (LOSS) PER SHARE has been calculated based on the projected number of shares outstanding. Basic earnings (loss) per share is based on net income (loss) less dividends on the preferred stock issued in the Exchange Offer divided by the projected outstanding shares of common stock. The dividends on the preferred stock accrue daily at an annual rate of 7.5% compounded quarterly and can be settled in cash, Company common stock or additional preferred stock until July 31, 2008. For purposes of these projections, it is assumed that all preferred dividends through July 31, 2008 are paid in additional preferred stock. As the preferred stock dividend in the year 2007 of the projection is in excess of the Net Income for that year, the Company is projecting a basic net loss per share. Fully diluted earnings (loss) per share is based on the projected outstanding shares of common stock assuming all preferred stock is converted to common stock according to the terms of the new preferred stock, only to the extent dilutive. The dilutive effect of all outstanding stock options granted by the Company, as of the assumed effective date of the transaction, is immaterial to the projected fully diluted earnings per share.

    e. Balance Sheet. Projected accounts receivable balances are based on projected subscriber revenue and represent approximately 45 days of revenue which is consistent with historical levels. Inventory balances are based on projected costs of products sold and represent approximately 30 days of inventory which is consistent with historic levels. Other current and noncurrent assets are based on historic levels taking into account inflationary increases. Property and equipment balances in the projection have been impacted by the capital expenditure assumptions discussed below as well as the depreciation expense assumptions discussed previously. Debt issuance costs in 2003 reflect the removal of approximately $19 million in book value of existing debt issuance costs related to the old Senior Notes subject to the Exchange Offer. The remaining debt issuance costs related to the Senior Secured Credit Facility as well as the additional $2 million added as part of the transaction are amortized over the term of the Senior Secured Credit Facility. Intangible assets in the projection continue to be amortized based on the original amortization schedule.

        Current liabilities in the projection primarily consist of trade accounts payable, other accrued expenses and the current maturities of long term debt. Accounts payable and accrued expenses in the projection are based on the historical relationship with operating expenses and represent slightly over one month of expenses throughout the projection period. At the end of each year in the projection, the current maturities of long term debt consisting of the current portion of the Secured Credit Facility through 2007 and the new Senior Discount Notes in 2008 have been reflected in the current liabilities line. Capital lease obligations in the projection continue to be amortized based on the existing amortization schedule. The deferred tax liability is based on anticipated differences in the carrying value and tax basis of various assets and liabilities at the expected statutory tax rate.

        Preferred Stock in the projection accretes through July 2008 at 71/2% annually compounded quarterly based on the assumption that preferred dividends through July 2008 are paid with additional Preferred Stock. Total stockholders' equity in the projection takes into account projected net income (loss) as well as dividends on preferred stock.

    f. Statement of Cash Flows. Capital expenditures in the projected statement of cash flows are based on assumptions for capital expenditures on a per-POP basis to effectively replenish assets as they depreciate, thereby maintaining current network service and capacity levels, as well as one major technology upgrade in 2005 at an estimated $3 per covered POP which is consistent with the historical cost of similar technological upgrades. The impact of the Exchange Offers is reflected in the projected statement of cash flow for 2003. The cancellation of old Notes and issuance of new Notes as well as the issuance of preferred stock are reflected as noncash financing activities. The deferral of the gain on restructuring discussed previously is included as a change in other noncurrent liabilities. Restricted cash is used in 2003 to make interest payments on the old Notes. No cash is escrowed in connection with the issuance of the new Notes under the Exchange Offer.

        The repayment of the Senior Secured Credit Facility is based on the anticipated amortization schedule within the existing credit agreement and indicate that the facility will be repaid in full in 2008.

        The prospective financial information included in this offering document has been prepared by, and is the responsibility of, the Company's management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this offering document relates to the Company's historical financial information. It does not extend to the prospective financial information and should not be read to do so.

     Alamosa has appointed Wells Fargo Bank Minnesota, N.A. as (i) the Exchange Agent and the Information Agent for the Exchange Offers and (ii) the Voting Agent for acceptances of the proposed Prepackaged Plan. All inquiries relating to this Amendment or the Disclosure Statement and the transactions contemplated hereby, including voting on the Prepackaged Plan, should be directed to the Information Agent at the telephone numbers and address set forth below. All completed Letters of Transmittal, including the Ballots contained therein to vote on the Prepackaged Plan and Consents should be directed to Wells Fargo in its capacity as the Exchange Agent and the Voting Agent for the Exchange Offers at one of the addresses set forth below. All questions regarding the procedures for tendering in the Exchange Offers and requests for assistance in tendering your Existing Notes should also be directed to the Exchange Agent at one of the following telephone numbers and addresses:


                           For Information Contact:




         WELLS FARGO BANK MINNESOTA, N.A., CORPORATE TRUST OPERATIONS


                                 (612) 316-4305




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            MAC #N9303-110                    MAC #N9303-121                 608 Second Avenue South
      Corporate Trust Services          Corporate Trust Operations          Corporate Trust Services,
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                                     For Information or to Confirm by
                                             Telephone Call:
                                              (612) 316-4305

                                   To Request Solicitation Packages or
                                        Other Documentation Call:
                                              (800) 344-5128

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

     DELIVERY OF A LETTER OF TRANSMITTAL AND CONSENT TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL AND CONSENT.


     Requests for additional copies of this Amendment, the Disclosure Statement, Parent's or Alamosa Delaware's 2002 Annual Report on Form 10-K, the Letter of Transmittal and Consent, the Ballot or the Notice of Guaranteed Delivery and Consent may be directed to Wells Fargo at the respective telephone numbers and addresses listed above.